Exhibit 99.1

California Petroleum Transport Corporation Announces Expiration of Consent Solicitation

California Petroleum Transport Corporation ("CPTC"), a Delaware corporation, announced today the results of its consent solicitation to amend the indenture (the "Indenture") relating to its 8.52% First Preferred Mortgage Notes due 2015 (the "Notes") and to amend or terminate certain related collateral and other agreements. The consent solicitation expired at 5 p.m. EST on March 2, 2010 (the "Expiration Time").

As of the Expiration Time, CPTC had received the consent of holders of $67,984,000 aggregate principal amount of the Notes, representing approximately 99.9 percent of the Notes outstanding. CPTC has therefore received valid consents from holders of a majority in principal amount outstanding of the Notes to amend the Indenture and to amend or terminate those certain related collateral and other agreements. CPTC expects to settle the consent solicitation as promptly as possible upon receipt of instructions from the Information and Tabulation Agent.

The purpose of the consent solicitation was to amend and clarify certain Indenture and related collateral agreement provisions and definitions to provide for the sale of the single hull m.t. Front Voyager, a collateral vessel related to the Notes (the "Vessel"), and its release as collateral under the related collateral agreements (the "Sale and Release"). As part of the Sale and Release, the charter for the Vessel will be amended to permit its sale prior to the current charter expiration date of April 1, 2010 if certain bid conditions are met, as well as to permit the mandatory redemption of the Notes in connection with the Sale and Release as soon as practicable.

Jeffries & Company, Inc. acted as the Solicitation Agent for the consent solicitation. D.F. King & Co., Inc. acted as the Information and Tabulation Agent.

Advisory: This press release is for informational purposes only and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction, nor is it an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The solicitation was made solely pursuant to a consent solicitation statement dated February 17, 2010 and the related letter of consent.

California Petroleum Transport Corporation